FOR IMMEDIATE RELEASE               Exhibit 99.2



                              FOR IMMEDIATE RELEASE


               CENDANT CORPORATION ANNOUNCES FINAL RESULTS OF ITS
                         DUTCH AUCTION SELF-TENDER OFFER

     New York, NY, July 21, 1999 - Cendant Corporation (NYSE:CD) today announced that, in accordance with the final results of its Dutch Auction self-tender offer which expired on July 15, 1999 at 12:00 midnight, New York City time, the Company will purchase 50 million shares validly tendered at a price of $22.25 per share. The final proration factor for the tender offer is 90.0126%. All holders of fewer than 100 shares who validly tendered at a price of $22.25 per share or less will not be subject to proration. The Company has also elected to purchase an additional 2,850 shares validly tendered by holders at or below $22.25 per share which, as a result of proration, resulted in such holders owning fewer than 100 shares. The Company had announced the preliminary results of the offer on July 16, 1999.

     The final count by the depositary for the offer indicated that approximately 55.5 million shares were tendered (including approximately 145,000 shares in odd lots) and not withdrawn at prices of $22.25 per share or lower. The depositary for the offer will promptly issue payment for the shares accepted under the offer and return all shares tendered in excess of this price and shares not accepted because of proration. The shares purchased represent about 7% of the approximately 768 million shares outstanding immediately prior to the offer.

     Including shares repurchased by way of the Dutch Auction self-tender offer, the Company's previously announced and completed share repurchase programs and the 7.1 million shares returned to the Company in connection with the sale of Hebdo Mag International, Cendant has repurchased approximately 141 million shares. In aggregate, Cendant's share repurchase programs have risen to approximately $2.9 billion. Cendant expects to continue to use excess financial resources, including cash flow from operations and proceeds from asset sales, to repurchase shares and retire debt. The Company's stated objective is to maintain a target debt to total capital ratio of 40% or less.
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     Statements  about  future  results  made in  this  release  may  constitute
forward-looking   statements  within  the  meaning  of  the  Private  Securities
Litigation   Reform  Act  of  1995.   These  statements  are  based  on  current
expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Form 10-K/A for the year ended December 31, 1998, including the resolution of the pending class action litigation and the Company's ability to implement its plan to divest non-strategic assets.

     Cendant Corporation is a global provider of consumer and business services. The Company's core competencies include building franchise systems, providing outsourcing solutions and direct marketing. As a franchisor, Cendant is among the world's leading franchisors of hotels, rental car agencies, tax preparation services and real estate brokerage offices. The real estate segment also includes Welcome Wagon/GETKO and the Company's soon-to-be-created residential real estate services portal on the Internet. As a provider of outsourcing solutions, Cendant is the world's largest vacation exchange service, a major provider of mortgage services to consumers and the global leader in employee relocation. In direct marketing, Cendant provides access to insurance, travel, shopping, auto, and other services primarily to customers of its affinity partners. Other business units include NCP, the UK's largest private car park operator, and Wizcom, an information technology services provider. Headquartered in New York, NY, the Company has more than 30,000 employees and operates in over 100 countries.

     More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.cendant.com or by calling 877-4INFO-CD (877-446-3623).

Media Contact:                            Investor Contact:
Elliot Bloom                              Denise L. Gillen
212-413-1833                              212-413-1833
                                          Samuel J. Levenson
                                          212-413-1834